Exhibit 10.11

SIXTH AMENDMENT TO LEASE

This SIXTH AMENDMENT TO LEASE (the “Sixth Amendment”), dated for reference purposes as of January 29, 2019 (the “Effective Date”) is made by and between DREISBACH ENTERPRISES, INC., a California corporation (hereinafter called “Lessor”), and BLUE APRON, LLC, a Delaware limited liability company (hereinafter called “Lessee”).

RECITALS:

A.        Lessor and Lessee (formerly known as Blue Apron, Inc., a Delaware corporation)  entered into that certain Lease dated July 15, 2013 (the “Original Lease”), as amended by (i) that certain First Amendment to Industrial Lease by and between Lessor and Lessee dated June 30, 2014 (the “First Amendment”), (ii) that certain Second Amendment to Lease by and between Lessor and Lessee dated June 29, 2015 (the “Second Amendment”), (iii) that certain Third Amendment to Lease by and between Lessor and Lessee dated April 25, 2016 (the “Third Amendment”), (iv) that certain Fourth Amendment to Lease by and between Lessor and Lessee dated May 31, 2016 (the “Fourth Amendment”), (v) that certain Fifth Amendment to Lease and Agreement to Renew by and between Lessor and Lessee dated June 1, 2016 (the “Fifth Amendment”) and (vi) various agreements to increase the parking areas (collectively with the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment referred to herein as the “Lease”).

B.         Lessor and Lessee hereby desire to amend the Lease pursuant to the terms of this Sixth Amendment.

C.         All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms contained herein.

AGREEMENT:

In consideration of the mutual agreements contained in this Lease, Lessor and Lessee agree as follows:

1.        Premises.  From and after the Effective Date, the word “Premises” set forth in the Lease shall be defined as follows:

“Certain premises within the building located at 3151 Regatta Boulevard, City of Richmond, County of Contra Costa, State of California (the “Building”) and certain parking areas adjacent to the Building, described as follows: (i) approximately 12,162 rentable square feet of refrigerated space, approximately 4,000 rentable square feet of office, bathrooms, and break room space, and approximately 11,942 rentable square feet of dry space, commonly known as Building B60 and the Dry Storage, Office, Refrigerated Storage, Utility, and Dock; (ii) approximately 14,105 rentable square feet of space located at 3151-F Regatta Boulevard, Richmond, California; (iii) approximately 19,830 rentable square feet of space commonly known as the “Yard”; (iv) approximately 32,610 rentable square feet of space commonly known as the “Additional Yard”;

(v) approximately 15,000 rentable square feet of cooler storage space (the “Cooler Room”); (vi) approximately 64,360 rentable square feet of dry storage space (the “Expansion Premises”); (vii) ”Additional Parking Areas” consisting of approximately 71,766 rentable square feet; (viii) approximately 36,302 rentable square feet of warehouse space (the “Additional Expansion Premises”); and (ix) five (5) additional bays (each, a “Bay” and collectively, the “Bays”) of collectively approximately 7,500 rentable square feet, all of such premises described in (i)-(ix) which are located in or around the Building  (collectively, the “Premises”).”

Lessee shall have access to the Premises, Building, and “Common Areas” (as defined below) twenty-four (24) hours a day, seven (7) days a week, subject to the terms and conditions of the Lease, as amended hereby.

2.        Condition of the Premises.  Lessee hereby acknowledges that (1) Lessee is currently in possession of the Premises except for two (2) of the five (5) Bays (“Remaining Bays”), which Remaining Bays are depicted on Exhibit A attached hereto, and except as otherwise contained in  Section 23 of the Original Lease (as amended and restated by Section 17 of the Sixth Amendment), Lessee has accepted, and shall continue to accept the Premises (with the exception of the Remaining Bays) and Building in their respective “as is” condition as of the date of delivery thereof to Lessee, (2) subject to Section 7 of the Sixth Amendment, Lessor shall deliver to Lessee, and Lessee shall accept from Lessor, the Remaining Bays in their presently existing, “as-is” condition as of the date of delivery thereof to Lessee, and (3) except as otherwise contained in Section 23 of the Original Lease (as amended and restated by Section 17 of the Sixth Amendment), neither Lessor nor any agent of Lessor has made any representation or warranty regarding the condition of the Premises, Building and Common Areas or with respect to the suitability of any of the foregoing for the conduct of Lessee’s business and Lessor shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises and Building.

3.        Term.  Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date, (i) the Term of the Lease for the entire Premises is extended to May 31, 2022 (the “New Lease Expiration Date”), and (ii) all references in the Lease to the end of the Lease term or Lease Expiration Date shall be replaced with the New Lease Expiration Date.   Notwithstanding anything to the contrary contained in the Lease, Lessee shall have no right to extend the Term beyond the New Lease Expiration Date.

4.        Rent.  Section 35 of the Original Lease is hereby deleted in its entirety.  Notwithstanding anything to the contrary contained in the Lease, from and after the Effective Date the base rent (the “Base Rent”) for the Premises shall remain a “gross” amount including all taxes, insurance and operating expenses incurred or paid by Lessor, and shall include utilities for and maintenance of the Premises, except as expressly set forth in Section 25 of this Sixth Amendment with respect to the Meters (as defined therein).  The total monthly Base Rent (a) shall be Three Hundred Nineteen Thousand Eight Hundred Ninety-Three and 36/100ths Dollars ($319,893.36) for the period commencing on the Effective Date and continuing until December 31, 2019, in lawful money of the United States of America, which Lessee agrees to pay to Lessor, without deduction or offset except as expressly set forth in the Lease, as amended hereby, at such place or places as may be designated from time to time by Lessor, and (b) shall be increased by three percent (3%) effective upon January 1, 2020 and each January 1st thereafter during the Term.  Notwithstanding anything to the contrary contained in the Lease, from and after the Effective Date, Base Rent and all other amounts owed by Lessee to Lessor under the Lease, as amended hereby, shall collectively be referred to as “Rent”.

For the avoidance of doubt, the monthly Base Rent payable pursuant to the Lease for the Premises shall be as follows:

Period	Monthly Rent
Effective Date – December 31, 2019	$319,893.36
January 1, 2020 – December 31, 2020	$329,490.16
January 1, 2021 – December 31, 2021	$339,374.87
January 1, 2022 – May 31, 2022	$349,556.11

5.        Security Deposit.  Lessee has previously deposited with Lessor the sum of Two Hundred Twenty-Eight Thousand Eight Hundred Ninety-Six and 34/100ths Dollars ($228,896.34), as security for the faithful performance by Lessee of all of the terms and conditions of this Lease on the part of Lessee.  Notwithstanding anything to the contrary contained in the Lease, so long as no Event of Default shall then be continuing, Lessor will return so much of the security deposit as Lessee is entitled to receive pursuant to the terms of the Lease, within ten (10) days after the New Lease Expiration Date or earlier termination of the Lease, as amended hereby, provided that, notwithstanding anything to the contrary contained in the Lease, Lessor may, without notice to Lessee, but shall not be required to, apply all or any part of the security deposit for the payment of any Rent or any other sum due under the Lease upon the occurrence or during the continuance of an Event of Default, and Lessee shall, within ten (10) days following written demand therefor, restore the security deposit to its original amount.  To the extent this Section 5 conflicts with any provision of the Lease, this Section 5 shall control.

6.        Alterations or Additions.  Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date (i) the following words shall be deleted from the final sentence of Section 9 of the Original Lease: “or constitute any violation of any of Lessor’s obligations under the Master Lease”, and (ii) the following sentence shall be added to the end of Section 9 of the Original Lease:  “The parties acknowledge that Lessor shall have no obligation to comply with the provisions of California Civil Code Sections 1980 et seq. with respect to any personal property that remains in the Premises after expiration of the Term or early termination of the Lease, and Lessee hereby waives any claims against Lessor in connection with Lessor’s failure to comply with such statutory provisions.”

7.        Possession of Remaining Bays.  Lessee agrees that in the event of the inability of Lessor to deliver to Lessee possession of the Remaining Bays on or before the Effective Date, Lessor shall not be liable for any damage caused thereby, nor shall the Lease, as amended hereby, be void or voidable, but Lessee shall not be obligated to pay Base Rent attributable to the Remaining Bays in the monthly amount of Three Thousand Eight Hundred Sixty-Two and 50/100ths Dollars ($3,862.50) per Bay (which amount shall be increased by three percent (3%) effective upon January 1, 2020 and each January 1st thereafter during the Term) until such time as Lessor delivers possession of the Remaining Bays to Lessee, which, provided Lessor uses commercially reasonable efforts to deliver the Remaining Bays to Lessee after they become available pursuant to the following sentence, shall be Lessee’s sole and exclusive remedy for any such delay or failure to deliver the Remaining Bays by Lessor.  Lessor anticipates that the Remaining Bays will become available for delivery to Lessee during February, 2019, and shall use commercially reasonable efforts to deliver the Remaining Bays to Lessee promptly following such occurrence pursuant to the terms of the Lease, as amended hereby.  Notwithstanding anything to the contrary contained in Section 1 of this Sixth Amendment, the Remaining Bays shall not be a part of the Premises unless and until they are delivered to Lessee in accordance with the terms of this Section 7, and the Term of the Lease, as amended hereby, shall not be extended by such delay.

8.        Insurance.

(a)        Notwithstanding anything to the contrary contained in the Lease, including without limitation Section 11 of the Original Lease and Section B(5) of the Fifth Amendment, the limits of Lessee’s  “Commercial General Liability” policy of insurance shall be increased to an amount not less than $1,000,000 per occurrence, with an annual aggregate of not less than $5,000,000 (including any umbrella policy) subject to the same terms, conditions and requirements set forth in Section B(5) of the Fifth Amendment.  Further notwithstanding anything to the contrary contained herein, as of the Effective Date, the first (1st) sentence of the fourth (4th) paragraph of Section B(5) of the Fifth Amendment is amended and restated in its entirety and replaced with the following:

“Without affecting other rights or remedies, each of Lessor and Lessee release and waive all rights of recovery against each other for losses, damages or injuries of any nature whatsoever to property or persons for which such party is required to be insured pursuant to the terms of the Lease.  For the purposes of the foregoing waiver of subrogation, Lessor shall be deemed “required to be insured” for “all risk” property insurance for the full replacement cost of the Building, consistent with the insurance that Master Lessor is required to obtain pursuant to the Master Lease.”

(b)        Notwithstanding anything to the contrary contained in the Original Lease, including without limitation Section 11 of the Lease and Section B(5) of the Fifth Amendment, as of the Effective Date the third (3rd) paragraph of Section B(5) of the Fifth Amendment is amended and restated in its entirety and replaced with the following:

“Lessor shall maintain liability insurance in addition to, and not in lieu of, the insurance required to be maintained by Lessee in amounts equal to or greater than the amounts required to be carried by Lessee.  Lessee shall not be named as an additional insured therein.  Lessor shall enforce (i) its rights under the Master Lease to cause Master Lessor to maintain “all risk” property insurance for the full replacement cost of the Building, and (ii) the waiver of subrogation, following the occurrence of any damages to the Building, such that Lessee shall not be liable to Master Lessor or Lessor for losses, damages or injuries of any nature whatsoever to property or persons from any property loss which is insured or required to be insured by Master Lessor with respect to the Building.”

9.        Default.  As of the Effective Date, Section 13 of the Original Lease is amended and restated in its entirety, and replaced with the following:

“13.      Default.

13.1     Lessee Default.  Lessee shall be in default of its obligations under this Lease if any of the following events occurs (an “Event of Default”):

(a)        To the extent permitted by applicable “Laws” (as defined in Section 14 of the Original Lease, as amended by Section 10 of the Sixth Amendment) (i) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Lessee, unless possession is restored to Lessee or such guarantor within thirty (30) days; (ii) a general assignment by Lessee or any guarantor of this Lease for the benefit of creditors; (iii) any execution or other judicially authorized seizure of all or substantially all of Lessee’s assets located upon the Premises or of Lessee’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or (iv) any action taken or suffered by Lessee under any insolvency or bankruptcy act, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under any insolvency or bankruptcy Laws, unless in the case of an involuntary proceeding filed against Lessee or any guarantor the same is dismissed within sixty (60) days, or

(b)        Any failure by Lessee to pay any (i) Base Rent when due as herein provided within five (5) business days after delivery of notice from Lessor to Lessee of such past due Base Rent payment; provided, however, that no such notice shall be required after Lessee has been delinquent on two (2) payments of Base Rent after notice from Lessor in any twelve (12) month period, in which case Lessee’s failure to make such payment of Base Rent within five (5) business days of the due date shall be an Event of Default, or (ii) any additional or other charge or sum required to be paid under this Lease when due, unless such failure is cured within five (5) business days after delivery of notice from Lessor to Lessee of such past due amount, or

(c)        Except with respect to any defaults pursuant to Section 13.1(a),  Section 13.1(b) and Section 13.1(d), any failure by Lessee to observe or perform any provision, covenant, or condition herein provided to be kept or performed by Lessee where such failure continues for thirty (30) days after written notice thereof from Lessor to Lessee; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Lessee shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, or

(d)        Lessee shall have failed to deliver (or provide comments to) the documents in the time periods required of it pursuant to Section 15 or Section 20 of the Original Lease, as amended, within an additional five (5) business days after written notice from Lessor of Lessee’s failure to comply within the referenced time periods.”

13.2     Lessor Default.  Lessor shall be in default under this Lease if (i) Lessor fails to observe or perform any provision, covenant, or condition required to be kept or performed by Lessor pursuant to the terms of this Lease, where such failure continues for thirty (30) days after written notice thereof from Lessee to Lessor; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Lessor shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, or (ii) Lessor shall have failed to deliver (or provide comments to) the documents in the time periods required of it pursuant to Section 20  of the Original Lease, as amended, within an additional five (5) business days after written notice from Lessee of Lessor’s failure to comply within the referenced time periods.  The parties acknowledge that Lessor’s failure to pay any monetary obligations owed to Lessee shall not in any event allow any extension of the initial thirty (30) day cure period set forth above.  Any final award, which is not subject to appeal, from a court or arbitrator in favor of Lessee requiring payment by Lessor under this Lease which is not paid by Lessor within the time period directed by such award (together with interest at the interest rate set forth in Section 18 of this Lease from the date Lessor was required to pay such amount until such offset occurs), may be offset by Lessee from Rent next due and payable under this Lease.  Notwithstanding anything to the contrary contained in the Lease, in the event this Lease is terminated as a result of Lessor’s default, Lessor shall reimburse Lessee for any Prepaid Rent in excess of the Rent due and payable by Lessee to Lessor through and including such early termination date, if any, within ten (10) business days of such termination.”

10.      Remedies Upon Default.  As of the Effective Date, Section 14 of the Lease is amended and restated in its entirety, and replaced with the following:

“14.      Remedies Upon Default.  If an Event of Default occurs Lessor shall have the following remedies, in addition to all other rights and remedies provided by any laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereinafter be in force (collectively, “Laws”), or as otherwise provided in this Lease (but subject to any limitations or waivers expressly set forth in the Lease), to which Lessor may resort cumulatively or in the alternative:

14.1     Continue.  Lessor may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover Rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Lessee or perform Lessee’s obligations and be reimbursed by Lessee for the cost thereof with interest at the interest rate set forth in Section 18 of the Original Lease from the date the sum is paid by Lessor until Lessor is reimbursed by Lessee.  Notwithstanding anything contained in this Lease, in the event of a breach of an obligation by Lessee which results in a condition which poses an imminent danger to safety of persons or damage to property or a threat to insurance coverage, then if Lessee does not cure such breach within five (5) business days after delivery to it of written notice from Lessor identifying the breach, Lessor may cure the breach of Lessee and be reimbursed by Lessee for the actual and reasonable cost thereof with interest at the interest rate set forth in Section 18 of the Original Lease from the date the sum is paid by Lessor until Lessor is reimbursed by Lessee.  Should Lessor not terminate this Lease by giving Lessee written notice, Lessor may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4.

14.2     Enter and Relet.  Lessor may enter the Premises and release them to third parties for Lessee’s account for any period, whether shorter or longer than the remaining Term.  Lessee shall be liable to Lessor in accordance with all Laws for all reasonable and customary costs Lessor actually incurs in releasing the Premises, and shall pay such amounts to Lessor within thirty (30) days of Lessor’s delivery of a demand therefore, provided that Lessor shall also deliver supporting invoices and documentation.  Lessee shall pay to Lessor the rent and other sums due under this Lease on the date the rent is due, less the rent and other sums Lessor received from any releasing.  No act by Lessor allowed by this Section 14.2 shall terminate this Lease unless Lessor notifies Lessee in writing that Lessor elects to terminate this Lease.  Notwithstanding any releasing without termination, Lessor may later elect to terminate this Lease because of the default by Lessee.

14.3     Terminate.  Lessor may terminate this Lease by giving Lessee written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Section 14.3 shall not relieve Lessee from its obligation to pay sums then due Lessor or from any claim against Lessee for damages or rent previously accrued or then accruing.  In no event shall any one or more of the following actions by Lessor, in the absence of a written election by Lessor to terminate this Lease, constitute a termination of this Lease:  (i) appointment of a receiver or keeper in order to protect Lessor’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Lessee, whether pursuant to the provisions hereof or otherwise; or (iii) any other action by Lessor intended to mitigate the adverse effects of any breach of this Lease by Lessee, including without limitation any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof to the extent such actions do not affect a termination of Lessee’s right to possession of the Premises.

14.4     No Deemed Termination.  In the event Lessee breaches this Lease and abandons the Premises, this Lease shall not terminate unless Lessor gives Lessee written notice of its election to so terminate this Lease.  No act by or on behalf of Lessor intended to mitigate the adverse effect of such breach, including those described by Section 14.3, shall constitute a termination of Lessee’s right to possession unless Lessor gives Lessee written notice of termination.

14.5     Damages.  Lessor shall have the right to terminate this Lease, in which event Lessee shall immediately surrender the Premises to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Lessee and any other person who may be occupying the Premises or any part thereof in accordance with applicable Laws; and Lessor may recover from Lessee the following:

(a)        The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b)        The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; plus

(c)        The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; plus

(d)        Any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to all reasonable and customary costs permitted by Laws incurred by Lessor in connection with the releasing of the Premises (which costs shall include, to the extent demonstrably incurred by Lessor, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new Lessee, whether for the same or a different use, and any special concessions made to obtain a new Lessee); and

(e)        At Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Laws.

The term “rent” as used in this Section 14.5 shall be deemed to be and to mean all sums of every nature required to be paid by Lessee pursuant to the terms of this Lease, whether to Lessor or to others.  As used in Section 14.5(a) and Section 14.5(b), above, the “worth at the time of award” shall be computed by allowing interest at the interest rate set forth in Section 18 of the Original Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 14.5(c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

14.6     Nothing in this Section 14 shall limit Lessor’s right to indemnification from Lessee as provided in Section 11 of the Original Lease, as amended by Section B(4) of the Fifth Amendment.”

11.      Estoppels.  As of the Effective Date, Section 20 of the Original Lease is amended and restated in its entirety, and replaced with the following:

“20.      Estoppels.

20.1     Lessee Estoppel.  At all times during the Term, Lessee agrees, following any request by Lessor, promptly to execute (or provide comments to) and deliver to Lessor within ten (10) days following delivery of such request, an estoppel certificate:  (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which Base Rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder or, if there are uncured defaults, specifying the nature of such defaults, and (iv) certifying such other factual information about the Lease as may be reasonably required by Lessor.  If Lessee fails to respond to Lessor’s request for an estoppel within ten (10) days, Lessor may send a second (2nd) notice to Lessee, which notice must contain the following inscription, in bold faced letter: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 20.1 OF LEASE — FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED ACKNOWLEDGMENT OF ESTOPPEL CONTENTS”.  If Lessee fails to provide comments or the executed estoppel within such five (5) business day period, such failure shall be deemed to be a conclusive admission that, as of the date of the request for such statement, the information contained in such statement is accurate.  Lessee agrees that any statement delivered pursuant to this Section 20.1 may be relied upon by any actual or potential purchaser, affiliate, lender or investor of Lessor.  At any time during the Term, Lessee, upon fifteen (15) days’ prior written notice from Lessor, shall provide its most recent financial statement and financial statements covering the twenty-four (24) month period prior to the date of such most recent financial statement to any existing lender or to any potential lender or buyer of the Premises.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of the entities and persons comprising Lessee, shall be audited by an independent certified public accountant; provided however, Lessee shall have no such requirement to deliver financial statements in the event Lessee’s financial statements are consolidated with the financial statements of Lessee’s publicly traded affiliate and such publicly traded affiliate’s financial statements are publicly available to Lessor.”

20.2     Lessor Estoppel.  At all times during the Term, Lessor agrees, following any request by Lessee, promptly to execute (or provide comments to) and deliver to Lessee within ten (10) days following delivery of such request, an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which Base Rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Lessor’s knowledge, any uncured defaults on the part of Lessee hereunder or, if there are uncured defaults, specifying the nature of such defaults, and (iv) certifying such other factual information about the Lease as may be reasonably required by Lessee.  If Lessor fails to respond to Lessee’s request for an estoppel within ten (10) days, Lessee may send a second (2nd) notice to Lessor, which notice must contain the following inscription, in bold faced letter: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 20.2 OF LEASE — FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED ACKNOWLEDGMENT OF ESTOPPEL CONTENTS”.  If Lessor fails to provide comments or the executed estoppel within such five (5) business day period, such failure shall be deemed to be a conclusive admission that, as of the date of the request for such statement, the information contained in such statement is accurate.  Lessor agrees that any statement delivered pursuant to this Section 20.2 may be relied upon by any actual or potential purchaser, assignee, sublessee, affiliate, lender or investor of Lessee, provided that nothing contained herein shall modify any of Lessee’s obligations under Section 10 of the Original Lease.”

12.       Free of Liens.  As of the Effective Date, Section 16 of the Original Lease is amended and restated in its entirety, and replaced with the following:

“16.      Free of Liens.  Lessee shall keep the Premises, and the property in which the Premises are situated, free of liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Lessee, and shall protect, defend, indemnify and hold Lessor harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith, and give Lessor notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable Laws) to afford Lessor the opportunity of posting and recording appropriate notices of non-responsibility.”

13.       Transfers.  As of the Effective Date, the first paragraph of Section 10 of the Original Lease is amended and restated in its entirety and replaced with the following:

“10.      Assignment.  Lessee shall not assign or transfer this Lease, or any right hereunder, nor sublet the Premises herein leased, or any part thereof, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed.  If Lessor fails to respond to Lessee’s request for consent to any proposed transfer within ten (10) days after Lessee’s  request, Lessee may send a second (2nd) notice to Lessor, which notice must contain the following inscription, in bold faced letter: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 10 OF LEASE — FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE”.  If Lessor fails to respond to such second request within such five (5) business day period, Lessor shall be deemed to have approved the transfer as set forth in Lessee’s notice.  Any attempted assignment, transfer or subletting without such consent shall be void.  No consent to any assignment of the Lease, or any subletting of the Premises, shall constitute a waiver or discharge of the provisions of this Section 10.  Notwithstanding the foregoing, Lessor’s consent to an assignment or subletting shall not be required if it occurs in connection with a merger, consolidation, change of control or sale of all or substantially all of Lessee’s assets or equity interest, or if the assignee or sublessee controls, is controlled by or is under common control with Lessee.”

14.       Common Areas.  As of the Effective Date, Section 21 of the Original Lease is amended and restated in its entirety, and replaced with the following:

“21.      Common Areas.  Lessee shall have the non-exclusive right to use in common with other tenants in the Building, and subject to Lessor’s and/or Master Lessor’s reasonably promulgated rules and regulations, those portions of the Building which are provided, from time to time, for use in common by Lessor and other tenants of the Building (such areas are collectively referred to herein as the “Common Areas”), and Lessee agrees to keep these areas unobstructed and in good order and condition at all times.  Lessee covenants and agrees that Lessee shall, and shall cause any employees, invitees and agents to comply with all rules and regulations now or hereafter promulgated by Lessor with respect to the Common Areas, and all Laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Premises, including, without limitation, any such Laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable Laws.  Lessee shall not do or permit anything to be done in or about the Common Areas which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or the Premises or injure or annoy them, or use or allow the Common Areas to be used for any improper, unlawful or objectionable purpose, nor shall Lessee cause, maintain or permit any nuisance in, on or about the Common Areas.  No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises without the prior written consent of Lessor, which approval may be withheld and exercised in Lessor’s sole and absolute discretion.”

15.      CASp.  For purposes of Section 1938(a) of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Lessor hereby states as follows:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

In furtherance of the foregoing, Lessor and Lessee hereby agree as follows: (a) any CASp inspection requested by Lessee shall be conducted, at Lessee’s sole cost and expense, by a CASp designated by Lessor, and (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Lessor and/or Master Lessor may, at its option, have a representative present during such inspection, and (c) Lessee, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs within the Premises to correct violations of construction-related accessibility standards disclosed by such CASp inspection in accordance with all applicable Laws; and, if anything done by or for Lessee in its use or occupancy of the Premises shall require any improvements, alterations, modifications and/or repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards disclosed by such Lessee requested CASp inspection, then Lessee shall, at Lessor’s option, either (i) perform such improvements, alterations, modifications and/or repairs at Lessee’s sole cost and expense, or (ii) reimburse Lessor within thirty (30) days of demand, as Rent, for the out-of-pocket cost to Lessor of performing such improvements, alterations, modifications and/or repairs, but only to the extent such improvements, alterations, modifications and/or repairs are required by applicable Laws to correct such violations.

16.      Subordination, Non-Disturbance and Attornment.  Section 15 of the Original Lease is amended and restated in its entirety and replaced with the following:

“15.      Subordination, Non-Disturbance and Attornment.  Lessee agrees that this Lease is and shall be subject to and subordinate to any mortgage, deed of trust or other instrument of security (each, a “Security Instrument”) which has been or shall be placed on the land or Building of which the Premises form a part, and Lessor’s leasehold interest under the Master Lease, and this subordination is hereby made effective without any further act of Lessee, provided that with respect to any Security Instrument securing Lessor’s leasehold interest under the Master Lease, Lessor shall deliver to Lessee a commercially reasonable subordination, non-disturbance and attornment agreement (each, a “SNDA”) in the form provided by the holder of any such Security Instrument (each, a “Holder”) to evidence such subordination, at Lessee’s sole cost and expense not to exceed Ten Thousand Dollars ($10,000) (exclusive of costs, expenses and attorney's fees incurred by Lessee, all of which shall be at Lessee's sole cost an expense), which SNDA shall provide that, subject to Lessee’s compliance with the terms of this Lease and the SNDA, this Lease will not be terminated, and shall continue in full force and effect subject to the terms of the SNDA, following any foreclosure or acceptance of a deed in lieu of foreclosure.  Lessor shall enforce its right to obtain non-disturbance protection under the Master Lease for any Security Instruments.  Lessee shall, at any time hereinafter, on demand, execute (or provide comments to, prior to execution) any commercially reasonable instruments, releases or other documents that may be reasonably required by any Holder under any Security Instrument with respect to such subordination.  Lessor shall not terminate any SNDA encumbering the Premises to which it is a party, or amend any SNDA in a manner that would adversely impact Lessee or eliminate the non-disturbance protection thereunder, without Lessee’s consent, in its sole and absolute discretion, unless the Security Instrument shall be terminated due to a reconveyance, foreclosure or deed in lieu of foreclosure.  To Lessor’s actual knowledge, as of the Effective Date of the Sixth Amendment (a) the only Security Instruments affecting the Premises are the “Security Documents” (as defined in the 2014 SNDA (as defined below)), and (b) that certain Subordination, Non-Disturbance and Attornment Agreement dated December 23, 2014 and recorded as Document Number 2014-0228263-00 in the Official Records of Contra Costa County (the “2014 SNDA”) with respect to such Security Instruments is in full force and effect.”

17.      Governmental Regulations.  As of the Effective Date, Section 23 of the Original Lease is amended and restated in its entirety, and replaced with the following:

“23.      Governmental Regulations. Lessee shall, at its sole cost and expense, comply with all Laws, statutes, ordinances and other governmental requirements of all governmental authorities now in force, or which may hereinafter be in force, pertaining (i) solely to Lessee’s particular manner of use of the Premises, and (ii) to any alterations or improvements constructed or performed by or on behalf of Lessee in the Premises, and Lessee shall not do anything or suffer anything to be done in or about the Premises or the Project which would in any way conflict with any such Laws, statutes, ordinances and/or other governmental requirements.  The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether Lessor be a party hereto or not, that Lessee has violated any such ordinance or statute in the use of the Premises, shall be conclusive of that fact as between Lessor and Lessee, subject to Lessee’s right to appeal any such judgment.  Subject to the foregoing, Lessor shall be responsible, at its sole cost and expense, for compliance with all Laws, statutes, ordinances and other governmental requirements of all governmental authorities now in force, or which may hereinafter be in force, and for making all alterations required by Laws, to: (i) structural portions of the Premises and Building, but not including any improvements or any alterations installed by or on behalf of Lessee; (ii) those portions of the Building located outside the Premises; and (iii) the Premises to the extent not the responsibility of Lessee hereunder; provided, however, Lessee shall reimburse Lessor within thirty (30) days after invoice, for the reasonable and actual costs of any such compliance costs to the extent necessitated by or resulting from (A) any alterations or improvements installed by or on behalf of Lessee, (B) the negligence or willful misconduct of Lessee or its agents, employees or contractors, and/or (C) Lessee’s specific manner of use of the Premises (as distinguished from the use of a customary cold storage tenant).”

18.      Destruction of the Premises.  Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date the following sentence shall be added to the end of the first paragraph of Section 26 of the Lease:  “Notwithstanding anything to the contrary contained in the Lease, in the event this Lease is terminated pursuant to the express termination right pursuant to this Section 26, and provided that no Event of Default has occurred or is continuing at the time of such termination, Lessor shall reimburse Lessee for any Prepaid Rent in excess of the Rent due and payable by Lessee to Lessor through and including such early termination date, if any, within ten (10) business days of such termination.”

19.       Condemnation.  Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date the following sentence shall be added to the end of Section 28 of the Original Lease:  “Notwithstanding anything to the contrary contained in the Lease, in the event this Lease is terminated pursuant to this Section 28, and provided that no Event of Default has occurred or is continuing at the time of such termination, Lessor shall reimburse Lessee for any Prepaid Rent in excess of the Rent due and payable by Lessee to Lessor through and including such early termination date, if any, within ten (10) business days of such termination.”

20.      Notices.  Notwithstanding anything to the contrary contained in the Lease, the parties hereby notify each other that their respective notice addresses for delivering notices pursuant to Section 31 of the Original Lease are as follows:

If to Lessor:

Dreisbach Enterprises, Inc.
575 Maritime Street

Oakland, California 94607

Attn: Jason Dreisbach
Fax: 510-534-2316

With a copy to:

Dreisbach Enterprises, Inc.
575 Maritime Street

Oakland, California 94607

Attn: Amy Bull
Fax: 510-534-2316

With a copy to:

Allen, Matkins, Leck, Gamble, Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attn: Alain M. R’bibo, Esq.

If to Lessee:

Blue Apron, LLC
40 West 23rd Street, 5th Floor
New York, New York 10010

Attn: Legal Department

With a copy to:

Paul Hastings LLP
101 California Street, 48th Floor
San Francisco, California 94111
Attn: Stephen I. Berkman, Esq.

21.      Master Lease.  Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date Section 36 of the Original Lease, Section 6 of the First Amendment, Section 8 of the Second Amendment, Section 4 of the Third Amendment, Section 4 of the Fourth

Amendment, and Section C(2) of the Fifth Amendment, are each deleted in their entirety.  As of the Effective Date, Lessor represents and warrants that (i) it is the lessee under a “Master Lease” for the Premises and other premises with Stephens & Stephens (Regatta), LLC, and DF/Hilltop Sub 1, LLC, collectively, as “Master Lessor”, and that Lessor has been the lessee under the Master Lease for the entirety of the Lease Term, (ii) the term of the Master Lease expires on December 23, 2031, and (iii) to Lessor’s actual knowledge (as defined in Section 25 of this Sixth Amendment), there are no defaults thereunder by Lessor or Master Lessor that remain uncured, (iv) Master Lessor has actual knowledge of the existence of the Lease, and shall not require a written consent in connection with the execution and delivery of this Sixth Amendment, and (v) there are no other ground leases encumbering the Premises or Building.  Lessor covenants that it shall (a) not terminate the Master Lease, or amend the Master Lease in a manner that would materially and adversely affect Lessee’s rights under the Lease, without the consent of Lessee in its sole and absolute discretion, (b) not cause Master Lessor to terminate the Master Lease as result of a breach or default by Lessor under the Master Lease beyond applicable notice and cure periods, and (c) provide Lessee with copies of written notices of any breach or default received or delivered by Lessor under the Master Lease.  Lessor shall use commercially reasonably efforts to obtain, within ninety (90) days of the Effective Date, a recognition agreement (the “Recognition Agreement”) executed by the Master Lessor in favor of Lessee, which Recognition Agreement shall provide that, in the event the Master Lease is terminated, Master Lessor shall recognize this Lease as a direct lease between Master Lessor and Lessee and not disturb Lessee’s possession of the Premises due to such termination; provided however, Lessee acknowledges and agrees that Master Lessor shall, in its sole and absolute discretion, determine whether or not to execute such Recognition Agreement.

22.      Conflict, No Further Modification.  In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Sixth Amendment, the terms and provisions of this Sixth Amendment shall prevail.  Except as specifically set forth in this Sixth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

23.      Counterparts.  This Sixth Amendment may be executed in any number of counterparts, each of which, when executed, shall be an original, and all of which, taken together, shall constitute one and the same instrument as if all parties hereto had executed the same instrument; and any party or signatory hereto may execute this Sixth Amendment  by signing any such counterpart.

24.      Use Exclusivity.  Provided Lessee is open and operating in at least seventy-five percent (75%) of the Premises for the permitted use set forth in Section 1(b) of the Original Lease, and no Event of Default has occurred and is continuing under the Lease, as amended hereby, Lessor shall not lease or license any other space in the Building, or consent to the assignment or sublease of any other space in the Building (to the extent Lessor has the right to withhold its consent, and such denial would not be unreasonable) to any entity, or any business whose primary business is selling boxed-meals or recipes and/or the pre-portioned ingredient kits to prepare such meals or recipes; provided however, the foregoing restriction shall not: (1) prevent Lessor from storing product for any of its customers, (2) prevent Lessor from storing ice packs for meal kit companies, (3) in any way limit third party logistics services Lessor desires to provide in its sole discretion or (4) apply to any existing tenants (or any subsequent assignees, sublessees, licensees or other occupants of such existing tenants).  Notwithstanding anything to the contrary contained herein, Lessor shall not be deemed to be in violation of this Section 24 to the extent an unpermitted Building tenant (i.e., a tenant for which the foregoing item (4) does not apply) commences a use in violation of the terms of its lease and Lessee’s exclusive use protection hereunder (hereinafter, a “Rogue Tenant”) to the extent Lessor, within thirty (30) days after receiving written notice or upon Lessor’s actual knowledge of such violation, takes commercially reasonable steps to enforce the terms of such Rogue Tenant’s lease (provided Lessor has such enforcement rights under such lease) such that the violating use shall cease.

25.      Additional Electricity.  Lessee shall be responsible, as Rent, for the payment of electricity in the amount registered on meters 1007074819 and 1010086991 in the Building (collectively, the “Meters”).  Lessee shall pay the electricity charges as determined by the Meters to Lessor within thirty (30) days of receipt of an invoice from Lessor therefor, which invoice shall be accompanied by any invoice, documents or information relating to the Meters from the utility company.  To the Lessor’s actual knowledge, no other persons or entities (including Lessor or any other tenants of the Building) use electricity that would be measured on said Meters.  Lessee reserves the right to discontinue service of one or both of the Meters at any time following thirty (30) days’ advance written notice of cancellation and Lessee shall only be responsible for such electrical charges until the date of discontinued service of one or both Meters.  For purposes of this Lease, as amended hereby, Lessor’s  “actual knowledge” shall be deemed to be the actual knowledge of (i) Jason Dreisbach, or (ii) if Jason Dreisbach is no longer affiliated with Lessor, the individual with the most knowledge of Lessor’s operations and the Building, in the case of either of the foregoing (i) and (ii) without duty of investigation or inquiry.

26.      Prepaid Rent.  Lessee has prepaid to Lessor Rent for the last six (6) months of the Term in the amount of Two Million Eighty-Seven Thousand One Hundred Fifty-Five and 42/100ths Dollars ($2,087,155.42) (the “Prepaid Rent”), which amount was earned by Lessor upon receipt.  If the Lease remains in full force and effect through the end of the Term, Lessee shall have no obligation to pay Base Rent for the remaining portion of the Term in the amount of the Prepaid Rent which the parties anticipate will be the final six (6) months of the Term.

27.      Removal of Additional Yard.  Notwithstanding anything to the contrary contained in the Lease, as amended hereby, as of the Effective Date Section 5 of the First Amendment is deleted in its entirety and of no further force or effect.  Notwithstanding anything in the Lease to the contrary, Lessee shall have the right to exclude the Additional Yard (as described above) from the Premises and from the Lease by providing no less than thirty (30) days’ written notice of such election to Lessor.  Such notice shall identify the effective date of such exclusion and on such effective date: (i) the Additional Yard shall be deemed excluded from the Premises (it being understood that the Premises shall thereafter be deemed to exclude the Additional Yard) and Lessee shall have no continuing liability under the Lease, as amended hereby, with respect to the Additional Yard from and after such effective date (provided that Lessee shall remain liable for any costs, expenses, damages, liabilities and obligations occurring prior to such effective date), and (ii) the Base Rent payable with respect to the Premises thereafter shall be reduced by $3,459.59 per month (which reduced amount shall be increased by three percent (3%) effective upon January 1, 2020 and each January 1st thereafter during the Term.

28.      No Brokers.  Lessor and Lessee hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sixth Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Sixth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorney’s fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent.  The terms of this Section 28 shall survive the expiration or earlier termination of this Lease.

29.      OFAC Compliance.

(a)        Lessor hereby represents, warrants and covenants to Lessee that neither Lessor nor, to Lessor’s actual knowledge, any person or entity that directly or indirectly (a) controls Lessor or (b) has an ownership interest in Lessor of twenty-five percent (25%) or more, is a person or entity with whom U.S. persons or entities are restricted from doing business under (i) the Patriot Act (as defined below), (ii) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s list of Specially Designated Nationals and Blocked Persons (the “OFAC List”)), or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action.  As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

(b)        Lessee hereby represents, warrants and covenants to Lessor that neither Lessee nor any person or entity that directly or indirectly (a) controls Lessee or (b) has an ownership interest in Lessee of twenty-five percent (25%) or more, is a person or entity with whom U.S. persons or entities are restricted from doing business under (i) the Patriot Act, (ii) any other requirements contained in the rules and regulations of OFAC (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on the OFAC List), or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action.

30.      Lessor Exculpation; Waiver of Consequential Damages.  So long as the Master Lease remains in full force and effect, the liability of Lessor or the “Lessor Parties” (as defined below) to Lessee for any default by Lessor under this Lease or arising in connection herewith or with Lessor’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Premises, Building and Common Areas shall be limited solely and exclusively to the greater of (i) an amount which is equal to the interest of Lessor in the Master Lease (and to any sales or insurance proceeds received by Lessor) and (ii) Ten Million Dollars ($10,000,000), provided that in no event shall such liability under this Lease extend to Master Lessor, nor Lessor’s or Master Lessor’s respective employees, agents, representatives, partners, lenders, ground lessors, officers, members or managers (collectively, the “Lessor Parties”), and provided further that Lessee’s offset right under Section 13.2 of the Original Lease, as amended hereby, shall not be subject to any cap on the amount for offset.  Except as expressly set forth in this Section 30 above, neither Lessor, nor any of the Lessor Parties shall have any personal liability therefor, and Lessee hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Lessee.  The limitations of liability contained in this Section 30 shall inure to the benefit of Lessor’s and the Lessor Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Lessor (if Lessor is a partnership), member or manager of Lessor (if Lessor is a limited liability company), officer, director or shareholder of Lessor (if Lessor is a corporation), or trustee or beneficiary (if Lessor or any partner of Lessor is a trust), have any liability for the performance of Lessor’s obligations under this Lease.  Notwithstanding any contrary provision herein, neither Lessor nor the Lessor Parties, nor with the exception of Lessee’s obligations under Section 6 and Section 24 of the Original Lease, Lessee, nor Lessee’s respective employees, agents, representatives, partners, lenders, sublessees, officers, members or managers, shall be liable under any circumstances for injury or damage to, or interference with, the other party’s business, including but not limited to, loss of profits, loss of rents or other revenues, punitive damages, consequential damages, speculative damages, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, products, samples, and/or business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom.

31.      Business Days.  The following is added to the end of Section 32 of the Original Lease:

“For purposes of this Lease, “business days” shall mean a day of the week other than a Saturday or Sunday or holiday recognized by the national banks in the State of California.  Except as provided in the Lease, all performance (including cure) dates expire at 5:00 p.m. on a business day (Pacific Time) on the performance or cure date.  Provisions in this Lease relating to number of days shall be calendar days, unless otherwise specified, provided that if the last day of any period to give notice, reply to a notice or to undertake any other action is not a business day, then the last day for undertaking the action or giving or replying to the notice shall be the next succeeding business day.”

[Signature Pages Follow This Page]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the Effective Date.

LESSOR:

DREISBACH ENTERPRISES, INC.,
a California corporation

By:	/s/ Jason W. Dreisbach
Name:	Jason W. Dreisbach
Title:	President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LESSEE:

BLUE APRON, LLC,
a  Delaware limited liability company

By:	/s/ Brad Dickerson
Name:	Brad Dickerson
Title:	Chief Executive Officer

EXHIBIT A

Premises